Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Research Partners International, Inc.

We consent to the incorporation by reference in Registration Statement No. 33-20273 on Form S-8 of Research Partners International, Inc. of our report dated April 14, 2000, relating to the consolidated statements of financial condition of Research Partners International, Inc. and subsidiaries as of January 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2000, which report appears in the January 31, 2000 Annual Report on Form 10-K of Research Partners International, Inc.

/s/ KPMG LLP

KPMG LLP

New York, New York
May 1, 2000